Exhibit (c)(7)

Privileged & Confidential | Prepared at the Request of Counsel Project Apex Presentation to the Special Committee February 25, 2024

Privileged & Confidential | Prepared at the Request of Counsel

Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Atlas *("Atlas" or the "Company")* in connection with its evaluation of a proposed transaction and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Atlas and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Atlas. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Atlas or any other entity, or concerning the solvency or fair value of Atlas or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Atlas as to the future financial performance of Atlas, and at your direction Centerview has relied upon such forecasts, as provided by Atlas' management, with respect to Atlas. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Atlas.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Atlas (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Atlas or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

CENTERVIEW PARTNERS 1

Privileged & Confidential | Prepared at the Request of Counsel

Preliminary Merger Agreement Terms – Subject to Negotiations

Overview Of Proposed Transaction

Key Terms

Headline Offer
- Proposal to acquire for cash all outstanding shares of Atlas not owned by affiliates of Teton
- Purchase price of $10.00 per share in cash
- Equity rollover by certain holders of Atlas equity

Structure
- Acquisition of Atlas by Teton as follows: Merger Sub (wholly owned Sub of Teton) merges with Atlas, as a result of which Atlas is the surviving corporation

Treatment of Equity Awards
- **RSUs**: (1) vested RSUs are cashed out at deal price; and (2) unvested RSUs remain outstanding subject to the same terms and conditions (including vesting and settlement), unless inoperable, except that (A) RSUs held by continuing employees at or above level of Vice President (as of the settlement date) will be settled in Atlas stock or other equity interests (or other equity interests in one of its affiliates) and (B) RSUs held by other persons will be settled in cash (based on the FMV of Atlas stock or other equity interests in one of its affiliates)
- **PSUs**: (1) Subject to certain exceptions 100% acceleration of 2021 PSUs; cashed out at the deal price based on actual performance; and (2) 2022 and 2023 PSUs remain outstanding subject to the same terms and conditions (including vesting and settlement) unless inoperable except (A) TSR vesting conditions will no longer apply, (B) PSUs held by continuing employees at or above level of Vice President (as of the settlement date) will be settled in Atlas stock or other equity interests (or other equity interests in one of its affiliates) and (C) PSUs held by other persons will be settled in cash (based on the FMV of Atlas stock or other equity interests in one of its affiliates)
- **Options**: 100% acceleration; out-of-the-money options cancelled; in-the-money options cashed out at the deal price less the applicable exercise price

Certain Closing Conditions
- Atlas stockholder approval (Teton written consent to delivered within 24 hours of signing)
- Generally, no breach of representations and warranties, subject to varying degrees of materiality
- No default under the credit agreement at closing
- No termination or acceleration under the receivables facility at closing

Financing
- No financing condition, but Teton contemplates using existing revolver, receivables credit facility and equity commitment of $100mm to pay merger consideration; limited guarantee to support damages claim capped at $100mm

Certain Termination Provisions and Fees
- Customary termination rights including:
  - Mutual termination right if merger is not consummated within 6 months of signing
  - Atlas termination rights include (i) to pursue an alternative transaction prior to Teton written consent of merger (triggers termination fee of ~$9 million payable by Atlas) and (ii) if Teton fails to approve merger within 24 hours of signing

Deal Protections
- No-shop restriction on Atlas from signing until completion of the merger
- Termination fee payable of ~$9 million by Atlas if Atlas terminates to pursue an alternative transaction (see above) or Teton terminates due to Atlas change of recommendation

Implied Offer Metrics

Offer Price		**$10.00**
% Premium / (Discount) to:		
Current	$7.64	+31%
Closing Price as of 1/26 Initial Proposal	7.36	+36%
30-Day VWAP	7.21	+39%
90-Day VWAP	6.99	+43%
Implied Equity Value		**$1,403**
Plus: Net Debt & NCI [1]		1,067
Implied Enterprise Value		**$2,470**
Implied EV / EBITDA (Wall Street Consensus)		
NTM	$275	9.0x
2024E	273	9.0x
2024E (ex-SBC)	251	9.8x
Implied EV / EBITDA (Atlas Management Plan)		
NTM	$272	9.1x
2024E	269	9.2x
2024E (ex-SBC)	247	10.0x

CENTERVIEW PARTNERS 2

Source: Atlas Management Plan shared on February 22, 2024. Bloomberg and FactSet as of February 23, 2024.
Note: Dollars in millions, except per share amounts. (1) Debt, non-controlling interest and cash as of March 31, 2024 per Atlas Management. Diluted shares outstanding as of February 19, 2024 per Atlas Management.

Privileged & Confidential | Prepared at the Request of Counsel

Atlas' Share Price Performance

Share Price Performance Since IPO


Atlas
S&P 500 (1)
$30
$25
$20
$15
$14.00
$10
$5
–
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
52 Week High (02/27/23): $19.47
52 Week Low (10/25/23): $5.14
+22%
$7.64
(45%) vs. IPO price
(53%) vs. Day 1 close
A
B
C
D
E
F
G
H
I
J
K
L
M
N

Share Price Statistics Since Project Apex (11/3/23) (2)	
High Share Price	$8.41
Low Share Price	5.98
Average Share Price	7.49

Public Market Events

- **A** 23-Apr-21: Pricing of IPO at $14.00 per share (closed day 1 at $16.40)
- **B** 12-Aug-21: Reported Q2 '21 Earnings
- **C** 14-Sep-21: Sizewise Rentals acq. announced
- **D** 9-Nov-21: Reported Q3 '21 Earnings
- **E** 8-Mar-22: Reported Q4 '21 Earnings
- **F** 10-May-22: Reported Q1 '22 Earnings
- **G** 9-Aug-22: Reported Q2 '22 Earnings
- **H** 10-Nov-22: Reported Q3 '22 Earnings
- **I** 9-Jan-23: Tom Boehning announced CEO
- **J** 7-Mar-23: Reported Q4 '22 Earnings
- **K** 9-May-23: Reported Q1 '23 Earnings
- **L** 8-Aug-23: Reported Q2 '23 Earnings; Reduced 2023E Adj. EBITDA guidance range from $295-305mm to $260-270mm
- **M** 2-Oct-23: Tom Leonard returns as CEO following departure of Tom Boehning
- **N** 7-Nov-23: Reported Q3 '23 Earnings; Reaffirmed 2023E guidance

Earnings   Other Corp. Event

Source: Company filings and FactSet as of February 23, 2024.
(1) S&P 500 indexed to Atlas share price of $14.00 as of IPO on April 23, 2021.
(2) Reflects Atlas closing price as of November 3, 2023 (close prior to end of negotiations).

Centerview Partners 3

Privileged & Confidential | Prepared at the Request of Counsel Atlas Management Plan As provided by Atlas Management on February 22, 2024 Atlas Management Plan Fiscal Year Ending December 31, CAGR 2023A 2024E 2025E 2026E 2027E 2028E ‘24E-‘28E Equipment Solutions $460 $483 $513 $547 $583 $621 6.5% Clinical Engineering 459 482 511 547 585 626 6.8% On-Site Managed Services 256 244 251 264 277 291 4.5% Total Revenue $1,175 $1,209 $1,275 $1,357 $1,445 $1,538 6.2% % YoY Growth 4.8% 2.9% 5.5% 6.4% 6.5% 6.4% Cost of Sales (770) (779) (811) (863) (918) (978) 5.8% % of Sales (65.6%) (64.5%) (63.6%) (63.6%) (63.5%) (63.6%) Sales, General & Administrative Expenses (339) (346) (350) (353) (358) (360) 1.0% % of Sales (28.9%) (28.6%) (27.5%) (26.0%) (24.8%) (23.4%) Operating Income $65 $84 $114 $141 $169 $200 24.4% (+): Depreciation & Amortization 169 160 155 152 150 147 (+): Share-Based Compensation 20 22 21 22 23 24 (+): Management and Other 13 3 3 3 3 3 Adjusted EBITDA $267 $269 $293 $318 $345 $373 8.6% % Margin 22.7% 22.2% 23.0% 23.4% 23.9% 24.3% Memo: Select Cash Flow Items Change in NWC & Other (14) (4) (20) (22) (23) (25) Capital Expenditures (82) (90) (101) (108) (111) (116) 4 Source: Company filings and Atlas Management Plan shared on February 22, 2024. Note: Dollars in millions.

Privileged & Confidential | Prepared at the Request of Counsel Valuation – Based On Management Forecast Valuation Methodology Implied Share Price 2/16 Teton Offer: $10.00 Selected Trading EV / 2024E EBITDA: 7.50x—10.00x $6.80 $11.55 Statistics Management 2024E EBITDA: $269 Discounted Cash WACC: 10.00%—11.50% $8.65 $14.10 Flow Analysis(1) Exit NTM Multiple: 7.50x—10.00x Wall Street High: Craig-Hallum Analyst $6.25 $23.00 Reference Low: Bank of America Price Targets For  52-Week Trading 52 Week Closing Price Range Range (Low—High) $5.14 $19.47 (Unrounded) $0 $5 $10 $15 $20 $25 Source: Atlas Management Plan shared on February 22, 2024. Company filings and FactSet as of February 23, 2024. 5 Note: Share prices rounded to the nearest $0.05. (1) Includes ~$1mm Net Tax Benefit (~$0.00 per share).

Privileged & Confidential | Prepared at the Request of Counsel Selected Public Companies Analysis Current vs. Market Enterprise ‘23E-‘25E CAGR ‘24E EBITDA ‘24E FCF EV / EBITDA Company 52-Wk High 52-Wk Low Cap Value Revenue EBITDA Margin Margin (1) NTM 2024E (0%) +34% $23.4 $26.6 7% 9% 28% 22% 16.2x 16.4x (12%) +34% 4.8 7.0 6% 8% 51% 37% 12.3x 12.5x (0%) +29% 4.7 6.0 2% 12% 18% 13% 11.8x 12.0x (35%) +14% 2.7 2.5 1% (6%) 32% 25% 5.8x 5.8x (45%) +5% 0.7 1.2 3% 2% 10% 9% 5.6x 5.6x (21%) +37% 0.9 0.8 3% 7% 6% 6% 7.2x 7.2x Peer Median (17%) +31% $3.7 $4.2 3% 7% 23% 18% 9.5x 9.6x Peer Average (19%) +25% $6.2 $7.3 4% 5% 24% 19% 9.8x 9.9x Atlas Wall Street (61%) +49% $1.1 $2.1 5% 4% 22% 15% 7.8x 7.8x Consensus Atlas (61%) +49% $1.1 $2.1 4% 5% 22% 15% 7.8x 7.9x Management Plan Source: Atlas Management Plan shared on February 22, 2024. Company filings, Wall Street research and FactSet as of February 23, 2024. 6 Note: EBITDA unburdened by stock-based compensation. Estimates reflect calendar year ending December 31. (1) Reflects Adj. EBITDA unburdened by stock-based compensation less capex divided by revenue.

Privileged & Confidential | Prepared at the Request of Counsel Discounted Cash Flow Analysis Reflects Atlas Management Plan Fiscal Year Ending December 31, Terminal ‘24E-‘28E Q2-Q4’24E 2025E 2026E 2027E 2028E Year CAGR Revenue $908 $1,275 $1,357 $1,445 $1,538 $1,637 6% % Growth 5% 6% 6% 6% Adj. EBITDA $202 $293 $318 $345 $373 $405 9% (Less): D&A (121) (155) (152) (150) (147) (Less): SBC (16) (21) (22) (23) (24) (Less): Management & Other (2) (3) (3) (3) (3) EBIT $63 $114 $141 $169 $200 (Less): Taxes (1) (18) (33) (41) (49) (58) NOPAT $45 $81 $100 $120 $142 Add: D&A 121 155 152 150 147 (Less): CapEx (72) (101) (108) (111) (116) (Less): â^† NWC & Other (7) (20) (22) (23) (25) UFCF $86 $116 $123 $136 $148 % Growth (8%) 6% 10% 9% Implied Enterprise Value ($bn) Implied Share Price NTM EBITDA Terminal Multiple NTM EBITDA Terminal Multiple WACC 7.50x 8.75x 10.00x 7.50x 8.75x 10.00x 10.00% $2.4 $2.7 $3.1 $9.60 $11.85 $14.10 10.75% 2.3 2.7 3.0 9.10 11.30 13.50 11.50% 2.3 2.6 2.9 8.65 10.75 12.90 Excludes Present Value of Tax Attributes of ~$0.00 (2) per share Source: Atlas Management Plan shared on February 22, 2024 and company filings. Note: Analysis assumes valuation date of March 31, 2024. Debt, non-controlling interest and cash as of March 31, 2024 per Atlas Management. Diluted shares outstanding as of February 19, 2024 per Atlas Management. Dollars in millions, except for per share amounts. Share pricesrounded to nearest $0.05. See page 9 for tax impact analysis / treatment. 7 (1) Tax rate of 29% per Atlas Management. (2) Atlas’ tax receivable agreement analyzed separately. Discount rate used to value tax attributes is equal to pre-tax cost of debt.

Privileged & Confidential | Prepared at the Request of Counsel Illustrative WACC Analysis Selected Public Companies Illustrative WACC Analysis Beta Market Debt Debt / Risk-Free Rate(3) 4.5% (2) Unlevered Beta(4) 0.80 Company Levered(1) Unlevered Cap ($bn) ($bn) Equity Debt / Equity(5) 21.2% STERIS 1.07 0.96 $23.4 $3.3 14.2% (6) Levered Beta 0.93 Sotera 1.72 1.24 4.8 2.3 48.3% Historical Risk Premium(7) 7.2% Stericycle 1.03 0.84 4.7 1.3 28.2% (8) Size Premium 1.4% Premier 0.72 0.69 2.7 0.2 5.8% Cost of Equity 12.5% HCSG 0.79 0.77 0.9 0.0 2.7% (9) Pre-Tax Cost of Debt 6.3% Pediatrix 0.84 0.50 0.7 0.6 86.2% Tax Rate(10) 29.0% After-Tax Cost of Debt 4.5% Median 0.93 0.80 $3.7 $1.0 21.2% WACC(11) 11.1% Average 1.03 0.83 6.2 1.3 30.9% Debt / Total Capitalization 17.5% Atlas 0.97 0.56 $1.1 $1.1 102.8% Equity / Total Capitalization 82.5% Illustrative WACC Sensitivity Analysis Debt / Debt / Unlevered Beta Cap Equity 0.70 0.75 0.80 0.85 16.7% 20.0% 10.4% 10.8% 11.1% 11.5% 23.1% 30.0% 10.3% 10.6% 10.9% 11.3% 28.6% 40.0% 10.1% 10.4% 10.8% 11.1% Source: Bloomberg, Duff & Phelps, Public filings and FactSet as of February 23, 2024. Note: Ordered by market cap. (1) Represents 2 year weekly historical adjusted beta vs. local market index. (2) Unlevered Beta = Levered Beta / (1+(1 – Tax Rate) * (Debt / Equity)). (3) Reflects current U.S. 20-year treasury rate. (4) Reflects median of unlevered betas of comparable group. (5) Reflects median debt / equity of comparable group. (6) Reflects levering of the median unlevered beta of the peers at target debt / equity. Levered Beta = (Unlevered Beta) * (1+(1 – Tax Rate) * (Debt / Equity)). (7) Long-horizon expected equity risk premium per Duff & Phelps 2023 Yearbook. (8) Based on historical size premium for companies between $1,050mm – 8 $1,862mmmarket capitalizations per Duff & Phelps 2023 Yearbook. (9) Assumes illustrative cost of debt based on current ICE BofA BB US High Yield Index Effective Yield. (10) Assumes Company long-term tax rate. (11) WACC equals ((Debt / Capitalization * (Cost of Debt * (1 – Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity)).

Privileged & Confidential | Prepared at the Request of Counsel Illustrative Tax Impact Analysis ? TRA related to historical net operating losses (“NOLs”) was established in connection with sale to Teton in 2019 ? As part of the TRA, Atlas pays out 85% of annual tax savings from the covered NOLs ? Atlas Management provided expected TRA outflows in 2025 which represents the remainder of the potential tax benefit Net Present Valueof TRA Payments NPV of TRA Payments Sensitivity Benchmark Discount Rate NPV 20-Year US Treasury Rate 4.5% ($3) Cost of Debt (Pre-Tax) 6.3% (3) Atlas WACC 11.1% (3) Fiscal Year Ending December 31, Q2-Q4’24E 2025E 2026E 2027E 2028E Estimated Tax Shield from NOLs — $4 -——- % Paid Out 85% 85% 85% 85% 85% TRA Payments — ($4) -——- Discounted Tax Shield (@ Cost of Debt) — $4 -——-Discounted TRA Payments (@ Cost of Debt) — ($3) -——- NPV of Tax Shield $4 NPV of TRA Payments ($3) Net Tax Benefit $1 Source: Atlas Management Plan shared on February 22, 2024. FactSet as of February 23, 2024. 9 Note: Dollars in millions.

Privileged & Confidential | Prepared at the Request of Counsel Appendix

Privileged & Confidential | Prepared at the Request of Counsel Atlas Analyst Price Targets Valuation Broker Report Date Price Target Method Metric 1/4/24 $23.00 DCF DCF (9.5% WACC, 3% PGR) Assumes ~$30mm—~$40mm in capex Assumes ~$200mm—~$300mm in D&A 11/12/23 $10.50 EV / EBITDA 9.5x 2024E EBITDA 12/17/23 $10.00 EV / EBITDA 8x STM EBITDA 12/4/23 $8.00 EV / EBITDA 8x 2024E EBITDA 11/12/23 $7.50 EV / EBITDA Source unavailable 11/8/23 $6.25 EV / EBITDA ~6.9x 2024E EBITDA e: Wall Street research and Bloomberg as of February 23, 2024. Median: $9.00 Buy Hold Sell 11 : Raymond James suspended price target post Q2 2023 earnings. KeyBanc resumed coverage in February 2024 with no price target.

Privileged & Confidential | Prepared at the Request of Counsel Atlas Capitalization Shares Under TSM (mm) Total Transaction Price Current (02/23/24) Outstanding (mm) $10.00 $7.64 Basic Shares Outstanding 135.647 135.647 135.647 Options by Exercise Price $2.13 0.993 0.782 0.716 $6.27 1.942 0.724 0.348 $6.49 0.023 0.008 0.003 $8.25 0.656 0.115 –$14.00 0.519 – –$14.83 0.310 – –$18.45 0.402 – –$19.53 0.002 – –$21.61 0.008 – – Total Options 4.854 1.629 1.068 RSUs, PRSUs & ESPP RSUs 2.505 2.505 2.505 PRSUs(1) 0.439 0.439 0.439 ESPP 0.102 0.102 0.102 Total RSUs, PRSUs & ESPP 3.045 3.045 3.045 Fully Diluted Share Outstanding (mm) 140.321 139.761 Fully Diluted Equity Value ($mm) $1,403 $1,068 Plus: Term Loan B 1,070 1,070 Plus: Capital Leases 28 28 Plus: Non-Controlling Interest 0 0 (Less): Cash and Cash Equivalents (31) (31) Enterprise Value ($mm) $2,470 $2,135 Source: Atlas Management Plan and FactSet as of February 23, 2024. Note: Dollars in millions. Debt, non-controlling interest and cash figures as of March 31, 2024 per Atlas Management. Diluted shares 12 outstanding as of February 19, 2024 per Atlas Management. (1) Assumes treatment of equity awards per Merger Agreement.